EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3, (No. 333-160115) of our reports dated February 25, 2010 relating to the consolidated financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries, and the effectiveness of Par Pharmaceutical Companies, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, NJ

February 25, 2010